Exhibit 10.1

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT
SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”), dated April 3, 2014, by and between VONAGE HOLDINGS CORP., a Delaware corporation (the “Company”), and Marc P. Lefar (the “Executive”).

WHEREAS, the Executive and the Company previously entered into an Employment Agreement, dated July 29, 2008 (the “Original Agreement”);
WHEREAS, the Executive and the Company entered into an Amended and Restated Employment Agreement, dated November 5, 2009 (the “First Amended and Restated Agreement”);
WHEREAS, the Executive intends to retire from the Company by December 31, 2014, and the Executive and the Company desire to provide for an orderly transition; and
WHEREAS, in furtherance of this, the Executive and the Company desire to amend and restate the First Amended and Restated Agreement on the terms and conditions set forth below;
NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties agree as follows:
1.Employment and Duties.
(a)    General. While the Executive is employed during the Term, the Executive shall serve as Chief Executive Officer of the Company, reporting directly to the Company’s Board of Directors (the “Board”). The Board shall nominate the Executive for re-election as a member of the Board at the Company’s 2014 annual meeting of stockholders. The Executive shall have the duties, responsibilities, and authority customarily held by the chief executive officer of a public corporation. All employees of the Company shall report to the Executive or one of his designees. The Executive shall also perform such other duties as the Board may from time to time require, consistent with the general level and type of duties and responsibilities customarily associated with such position. The Executive’s principal place of employment shall be the principal offices of the Company, currently located in the Holmdel, New Jersey area; provided, however, that the Executive understands and agrees that he shall be required to travel from time to time for business reasons.
(b)    Exclusive Services. For so long as the Executive is employed by the Company, the Executive shall devote his full- time working time to his duties hereunder, shall conform to and use his good faith efforts to comply with the lawful and good faith directions and instructions given to him by the Board and shall use his good faith efforts to promote and serve the interests of the Company. Further, the Executive shall not, directly or indirectly, render services to any other person or organization without the consent of the Board or otherwise engage in activities that would interfere significantly with the faithful performance of his duties hereunder. Notwithstanding the foregoing, the Executive may serve on (i) corporate boards, with the

Board’s prior consent, or (ii) civic or charitable boards or engage in charitable activities without remuneration therefor. Additionally, notwithstanding the foregoing, the Executive may manage his personal investments, and serve as an executor, trustee, or in a similar fiduciary capacity in connection therewith, provided that such activities do not contravene the first sentence of this Section 1(b).
2.    Term of Employment. The term of employment under this Agreement (the “Term”) commenced as of July 29, 2008 (the “Effective Date”) and, unless the parties hereto mutually agree in writing to extend the Term of this Agreement, shall terminate on December 31, 2014, unless terminated prior to that date by the Company or the Executive in accordance with the provisions hereof (the actual date of termination, the “End Date”).
3.    Compensation and Other Benefits. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive while the Executive is employed during the Term as compensation for services rendered hereunder:
(a)    Base Salary. The Company shall pay to the Executive a base salary (the “Base Salary”) at the annual rate of $975,000, payable in substantially equal installments at such intervals as may be determined by the Company in accordance with its ordinary payroll practices as applicable to senior executives as established from time to time.
(b)    [Intentionally omitted.]
(c)    Equity Awards. The Executive was previously granted nonqualified stock options to purchase shares of common stock of the Company (the “Options”) under the Vonage Holdings Corp, 2006 Incentive Plan, as amended and restated from time to time (the “Equity Plan”) pursuant to award agreements between the Executive and the Company dated as of July 29, 2008, September 1, 2009, December 1, 2009, April 1, 2010, April 1, 2011, April 2, 2012, and April 1, 2013 (collectively, the “Option Awards”) and restricted stock units settleable in shares of common stock of the Company (the “RSUs”) under the Equity Plan pursuant to award agreements between the Executive and the Company dated as of April 1, 2011, April 2, 2012, December 11, 2012, and April 1, 2013 (collectively, the “RSU Awards” and, together with the Option Awards, the “Equity Awards”). No Options or RSUs shall vest after the date of this Agreement (except to the extent the Agreement is extended by mutual agreement of the parties pursuant to Section 2) other than those certain restricted stock units covering 408,163 shares of common stock of the Company granted pursuant to the December 11, 2012 RSU Award (the “December RSUs”) that shall vest on December 11, 2014, subject to the Executive’s continued employment on that date, except as otherwise provided in Sections 4(b) and 4(c) below; provided, however, that upon a Change of Control (as defined in the Equity Plan) on or prior to the End Date, all then outstanding Options and RSUs shall become fully vested and, with respect to all such Options, exercisable, immediately prior to such Change of Control. All Options that are vested and outstanding as of the End Date shall remain exercisable for 360 days following the End Date, but in no event after the tenth anniversary of the original grant date of such Option. This Section 3(c) and Section 4(b) below together set forth the Executive’s complete right and entitlement to any vesting in respect of the Options and RSUs in connection with the Executive’s employment and termination of employment with the Company and notwithstanding anything to the contrary herein or in the Equity Awards, except as expressly provided in this Section 3(c) or Section 4(b), the Executive shall not be entitled to any vesting of the Equity Awards as a result of, in connection with, or following, the termination of Executive’s employment for any reason. If and to the extent that the Company’s contractual arrangement with Fidelity Stock Plan Services, LLC (“Fidelity”) permits the Executive to utilize Fidelity’s group trading platform and benefit from the negotiated rates relating thereto, such benefit shall be made available to the Executive.
(d)    Annual Cash Bonus. Subject to compliance with Section 4(b)(iii) below, the Executive shall be eligible to receive a lump sum performance-based bonus for fiscal year 2014 targeted at 150% of Base Salary in accordance with the Company’s current annual bonus program applicable to senior executives (the “2014 Bonus”). The amount, if any, of the 2014 Bonus shall be determined by the Board, based on the Company’s actual performance against applicable targets, as adjusted up or down on the same basis as all participants, and paid in 2015 prior to March 15th. If the Executive’s employment with the Company is terminated by the Company for Cause or the Executive resigns from his employment prior to December 31, 2014 without Good Reason, the Executive shall not receive any portion of such bonus.
(e)    Employee Benefit Plans. The Executive shall be entitled to participate in all employee welfare, pension, and fringe benefit plans, programs and arrangements of the Company, in accordance with their respective terms, as may be amended from time to time, and on a basis no less favorable than that made available to other senior executives of the Company.
(f)    Expenses. The Company shall reimburse the Executive for reasonable travel and other business-related expenses incurred by the Executive in the fulfillment of his duties hereunder, upon presentation of written documentation thereof, in accordance with the applicable expense reimbursement policies and procedures of the Company as in effect from time to time. Permitted business expenses shall include first-class airplane travel for Company business trips. The reimbursement of all expenses under this Section 3(f) shall be subject to Section 4(d)(vii) of this Agreement.
(g)    Vacation. The Executive shall be entitled to 20 days paid time off for each fiscal year during the Term. If the Executive does not use any portion of the allotted paid time off in any fiscal year, the Executive shall be entitled to add any and all unused paid time off to the paid time off permitted under this Agreement for the following fiscal year.
(h)    Housing and Relocation Benefits. Except as otherwise provided in Section 4(b) below, while the Executive is employed during the Term, the Company shall pay, or reimburse the Executive for, the cost during the Term of housing (i.e., furnished housing, including utilities) for the Executive while the Executive is at the Company’s principal offices, to be paid, if reimbursed, to the Executive monthly in arrears subject to the submission of reasonable documentation. The Company shall gross up for tax purposes any income arising from such payment or reimbursement that is treated as nondeductible taxable income to the Executive so that the economic benefit is the same to the Executive as if such payment or benefits were provided on a non-taxable basis to the Executive. The Executive shall also be entitled to relocation benefits customarily made available to a chief executive officer. For the avoidance of doubt, the Company shall use commercially reasonable efforts to renew the existing lease to the current housing made available to the Executive located near the Company’s principal offices in a manner such that the lease shall continue, and the Executive shall be permitted to utilize such housing, during the Term and as otherwise provided in Section 4(b) below. The payment or reimbursement of all expenses under this Section 3(h) shall be subject to Section 4(d)(vii) of this Agreement.
(i)    Travel Benefits. While the Executive is employed during the Term, the Company shall promptly pay, or reimburse the Executive for, the Executive’s commercial air and car transport between his residence in Atlanta, Georgia and the Company’s principal offices. The Company shall also promptly pay, or reimburse the Executive for, the costs of his private air travel from and to the Company’s principal offices in Holmdel, New Jersey (subject to the submission of reasonable documentation) in (a) an annual amount up to a maximum of $600,000, plus (b) an amount equal to the cost of commercial air travel for each trip (i.e., the cost of a first-class, fully refundable, direct flight booked one week prior to travel) while employed during the Term. The Company shall gross up for tax purposes any income arising from such payment or reimbursement of commuting expenses that is treated as nondeductible taxable income to the Executive so that the economic benefit is the same to the Executive as if such payment or benefits were provided on a non-taxable basis to the Executive. If requested by the Company, the Executive will participate in agreements from time to time to reasonably allocate costs of such travel among himself and other employees who are passengers on such flights. The payment or reimbursement of all expenses under this Section 3(i) shall be subject to Section 4(d)(vii) of this Agreement.
(j)    Legal Fees. Upon presentation of appropriate documentation, the Company shall pay the Executive’s reasonable counsel fees incurred in connection with the negotiation and documentation of this Agreement, up to a maximum of $15,000, and to the extent such amount is taxable to the Executive, the Company shall gross up for tax purposes any income arising from such fees so that the economic benefit is the same to the Executive as if such payment was provided on a non-taxable basis to the Executive. The reimbursement of all expenses under this Section 3(j) shall be subject to Section 4 (d)(vii) of this Agreement.
(k)    Other Benefits and Perquisites. The Executive shall be entitled to such other benefits and perquisites as may be available generally to other senior executives of the Company. The reimbursement of all expenses under this Section 3(k) shall be subject to Section 4(d)(vii) of this Agreement.
4.    Termination of Employment.
(a)    Termination for Cause; Resignation without Good Reason
(i)    If the Company terminates the Executive’s employment for Cause, or if the Executive resigns from his employment hereunder other than for Good Reason, the Executive shall only be entitled to payment of any unpaid Base Salary through and including the date of termination or resignation, any unpaid expense reimbursement or tax gross ups, any accrued but unused vacation, and any other amounts or benefits required to be paid under this Agreement through the date of termination or resignation, including but not limited to those under Sections 3(f), 3(h), 3(i) and 3(j) hereof (in each case only to the extent earned or accrued prior to such date of termination or resignation), or provided by law or under any plan, program, policy or practice of the Company (the “Other Accrued Compensation and Benefits”). The Executive shall have no further right under this Agreement to receive any other compensation or benefits after such termination or resignation of employment.
(ii)    For purposes of this Agreement, “Cause” shall mean: (A) any act or omission that constitutes a material breach by the Executive of his obligations under this Agreement; (B) the willful and continued failure or refusal of the Executive (not as a consequence of illness, accident or other incapacity) to perform the duties reasonably required of him hereunder; (C) the Executive’s conviction of, or plea of nolo contendere to, (x) any felony or (y) another willful crime involving dishonesty or moral turpitude or which reflects negatively upon the Company in a material manner or otherwise materially impairs or impedes its operations; (D) the Executive’s engaging in any willful misconduct, gross negligence or act of dishonesty with regard to the Company or his material duties, which conduct is injurious to the Company and its subsidiaries or affiliates (collectively, the “ Company Group”); (E) the Executive’s material breach of either a material written policy of the Company or, to the extent the Executive is aware of such rules or has been informed by the Company’s counsel, the relevant rules of any governmental or regulatory body applicable to the Company; or (F) the Executive’s refusal to follow the lawful directions of the Board; provided, however, that no event or condition described in clauses (A), (B), (E) or (F) shall constitute Cause unless (i) the Company first gives the Executive written notice of its intention to terminate his employment for Cause and the grounds for such termination, and (ii) such grounds for termination (if susceptible to correction) are not corrected by the Executive within 30 days of his receipt of such notice (or, in the event that such grounds cannot be corrected within such 30-day period, the Executive has not taken all reasonable steps within such 30-day period to correct such grounds as promptly as practicable thereafter).
(iii)    For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the Executive’s prior written consent: (A) a material diminution in the Executive’s Base Salary or target bonus percentage for the 2014 Bonus; (B) a material diminution of the authority, duties or responsibilities of the Executive from those set forth in this Agreement, including, without limitation, ceasing to be the chief executive officer of the Company (or its ultimate parent following a Change of Control), but excluding the assignment, in accordance with discussion with and agreement of the Executive, to another individual of the direct supervision and/or management of various functions of the Company so long as such individual continues to report to the Executive; or (C) the Executive ceasing to report directly to the Board; provided, however, that no event or condition described in clauses (A) through (C) shall constitute Good Reason unless (x) the Executive gives the Company within 60 days of the occurrence of the Good Reason event, written notice of his intention to terminate his employment for Good Reason and the grounds for such termination, and (y) such grounds for termination (if susceptible to correction) are not corrected by the Company within 30 days of its receipt of such notice (or, in the event that such grounds cannot be corrected within such 30 day period, the Company has not taken all reasonable steps within such 30 day period to correct such grounds as promptly as practicable thereafter). Such termination for Good Reason by the Executive must occur within 120 days of the occurrence of the Good Reason event.
(b)    Expiration of the Term; Termination by the Company Without Cause; Resignation for Good Reason
(i)    If the Executive’s employment terminates (other than for Cause) due to expiration of the Term on December 31, 2014, or if, prior to December 31, 2014, the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, subject to Section 4(d) below, the Executive shall be entitled to the following: (A) Base Salary for the remainder of the period through December 31, 2014 (if any), which amount shall be payable in lump sum 60 days following the End Date; (B) the 2014 Bonus (if any), which amount shall be payable in 2015 prior to March 15th; (C) the December RSUs shall vest 60 days following the End Date if and to the extent the December RSUs remain unvested as of the End Date; (D) access to (1) the Executive’s executive assistant as of the End Date (or a substitute assistant with reasonable experience) on at least a half-time basis and (2) a full-time office located at the Company’s offices in Atlanta, Georgia for 120 days following the End Date; (E) continued entitlement to the housing benefits set forth in Section 3(h) with respect to costs incurred during the 30 day period following the End Date, which amounts shall be paid or reimbursed 60 days following the End Date; and (F) the Other Accrued Compensation and Benefits; provided, that in the case of the compensation and other benefits described in clauses (A), (B), (C), (D) and (E), the Executive shall comply with subsections (iii) and (iv) below. The Executive shall have no further rights under this Agreement to receive any other compensation or benefits after such termination of employment, except as otherwise provided in subsection (ii) below.
(ii)    Except as otherwise provided in Section 4(a) above, after the End Date, subject to the Executive’s timely election of COBRA continuation coverage, (A) the Company shall pay the Executive on a monthly basis the group medical, dental and vision continuation coverage premiums for the Executive and his dependents under COBRA in excess of the amount the Executive would have paid if he were an active employee for the COBRA continuation coverage period, provided that the Executive or his dependents are eligible and remain eligible for COBRA coverage; and (B) Executive and, to the extent applicable, his eligible dependents shall be entitled to continued participation in the medical, dental, and vision insurance plans of the Company as in effect from time to time for a period commencing on the 18 month anniversary of the End Date and ending on the 36 month anniversary of the End Date, so long as the Executive pays to the Company, at such time or times as COBRA premiums would ordinarily be due, an amount equal to the fair market value (as reasonably determined by the Company) of the cost of coverage applicable to the Executive and, to the extent applicable, his eligible dependents under the Company’s medical, dental and vision plans; provided, however, that the Company may elect to provide any of the benefits coverages described above under a separate insurance policy offering substantially comparable benefits. Notwithstanding anything to the contrary herein, in the event that the Executive receives group health coverage from another employer of him (in which event the Executive shall promptly notify the Company in writing), such continuation of coverage by the Company under this Section 4(b)(ii) shall immediately cease. For purposes of this Agreement, “COBRA” shall mean the requirements of (1) Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended, and (2) Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”).
(iii)    The Company shall not be required to make the payments and provide the benefits (including accelerated vesting of the December RSUs) provided for under either clauses (A), (B), (C), and (E) of subsection (i) above or subsection (ii) above, or continue to provide the benefits under clause (D) of subsection (i) above, unless the Executive executes and delivers to the Company a release in substantially the form attached hereto as Exhibit A, and the release has become effective and irrevocable in its entirety.
(iv)    If, following a termination of employment without Cause, the Executive materially breaches provisions of (A) the Confidentiality Agreement (defined below), (B) Sections 5 or 7 hereof, or (C) the Non-Compete Agreement (defined below), the Executive shall not be eligible, as of the date of such material breach, for the payments and benefits described in Sections 4(b)(i) and Section 4(b)(ii), and any and all obligations and agreements of the Company with respect to such payments and benefits shall thereupon cease (and the Company shall be entitled to recoup any and all such payments and benefits previously paid or awarded to the Executive), provided, however, that no event or condition described in the Confidentiality Agreement, Sections 5 or 7 hereof, or the Non-Compete Agreement shall constitute a breach unless (i) the Company first gives the Executive written notice of its intention to terminate his payments and benefits described in Sections 4(b)(i) and 4(b)(ii) and the grounds for such loss of eligibility for payments and benefits, and (ii) such grounds for termination of payments and benefits (if susceptible to correction) are not corrected by the Executive within 30 days of his receipt of such notice (or, in the event that such grounds cannot be corrected within such 30-day period, the Executive has not taken all reasonable steps within such 30-day period to correct such grounds as promptly as practicable thereafter).
(c)    Termination Due to Death or Disability. The Executive’s employment with the Company shall terminate automatically on the Executive’s death. In the event of the Executive’s disability, the Company shall be entitled to terminate his employment. In the event of termination of the Executive’s employment by reason of the Executive’s death or disability, (i) the Company shall pay and provide to the Executive (or his estate, as applicable), subject to Section 4(d) below, the compensation and benefits set forth in Section 4(b)(i) (other than clauses (D) and (E) thereof) and Section 4(b)(ii) above, and (ii) one-half of the number of December RSUs then outstanding and unvested shall vest, subject, in each case, to compliance by the Executive’s estate with the requirements of Section 4(b)(iii) above, provided that such amounts (other than the Other Accrued Compensation and Benefits) shall be reduced (but in no event to an amount below zero) by the projected tax adjusted amount of disability payments, excluding any supplemental disability benefits funded through employee contributions, to be received by the Executive during the six (6) month period following such termination of employment. For purposes of this Agreement, “disability” means that the Executive has been unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment for 180 days in any one year period. Notwithstanding the foregoing, in the event that as a result of absence because of mental or physical incapacity the Executive incurs a “separation from service” within the meaning of such term under Section 409A of the Code and the regulations and guidance issued thereunder (“Section 409A”), the Executive shall on such date automatically be terminated from employment as a disability termination.
(d)    Payments Subject to Section 409A.
(i)    The intent of the parties is that payments and benefits under this Agreement comply with Section 409A (except to the extent exempt as short-term deferrals or otherwise) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Executive notifies the Company (with specificity as to the reason therefor) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Section 409A or the Company independently makes such determination, the Company shall, after consulting with the Executive, reform such provision to attempt to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Section 409A. If the Executive notifies the Company (with specificity as to the reason therefor) that the Executive believes that any of the Company’s plans, programs or payroll practices would cause the Executive to incur any additional tax or interest under Section 409A, the Company shall in good faith discuss with the Executive any proposed modifications to such plans, programs or payroll practices that are reasonably necessary to comply with Section 409A.
(ii)    Subject to this Section 4(d), payments or benefits under Sections 4(b) or 4(c) shall begin only upon the date the Executive incurs a “separation from service” within the meaning of such term under Section 409A. For purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” The provisions under this Section 4(d) shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Executive under Sections 4(b) and 4(c), as applicable.
(iii)    It is intended that each installment, if any, of the payments and benefits provided under Sections 4(b) and 4 (c) shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.
(iv)    Each installment of the payments and benefits due under Sections 4(b) or 4(c) that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term

Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of this Agreement, the “Short-Term Deferral Period” means the period ending on the later of the 15th day of the third month following the end of the Executive’s tax year in which the separation from service occurs and the 15th day of the third month following the end of the Company’s tax year in which the separation from service occurs; and
(v)    If, as of the date of the “separation from service” of the Executive from the Company, the Executive is a “specified employee” (within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is specified herein as subject to this Section or is otherwise considered “deferred compensation” under Section 409A (whether under this Agreement, any other plan, program, payroll practice or any equity grant) and is payable upon the Executive’s separation from service, such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month-and-one-day period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”) and this Agreement and each such plan, program, payroll practice or equity grant shall hereby be deemed amended accordingly. Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum with interest at the prime rate as published in the Wall Street Journal on the first business day of the Delay Period (provided that any payment measured by a change in value that continues during the Delay Period shall not be credited with interest for the Delay Period), and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(vi)    The determination of whether and when a separation from service of the Executive from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Section 4(d)(vi), “Company” shall include all persons with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code.
(vii)    All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A. All expenses or other reimbursements paid pursuant herewith that are taxable income to the Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which the Executive incurs such expense or pays such related tax. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, the amount of expenses eligible for reimbursement, of in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause shall not be violated without regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred. Any tax gross-up shall be made no later than the end of the calendar year next following the calendar year in which the Executive remits the related tax.
(viii)    Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
(e)    Notice of Termination. Any termination of employment by the Company or the Executive shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with Section 22 of this Agreement. In the event of a termination by the Company for Cause or resignation by the Executive for Good Reason, the Notice of Termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specify the date of termination, which date shall not be more than 30 days after the giving of such notice. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder to the extent that such fact or circumstance is on the same asserted basis within the definition for the termination. In the event of a termination by the Company without Cause, or resignation by the Executive other than for Good Reason, the Notice of Termination shall specify the date of termination, which date (in the case of notice provided by the Executive to the Company) shall not be less than 30 days after the giving of such notice.
(f)    Resignation from Directorships and Officerships. The termination of the Executive’s employment for any reason or no reason shall constitute the Executive’s resignation from (i) any director, officer, or employee position the Executive has with members of the Company Group, and (ii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Company. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance.
5.    Confidentiality.
(a)    Confidential Information. The Executive has entered into and is subject to the Company’s Employee Confidentiality and Innovations Agreement substantially in the form attached hereto as Exhibit B (the “Confidentiality Agreement”).

(b)    Exclusive Property. The Executive confirms that all Confidential Information (as defined in the Confidentiality Agreement) is and shall remain the exclusive property of the Company Group. All business records, papers and documents kept or made by the Executive relating to the business of the Company Group shall be and remain the property of the Company Group. Upon the request and at the expense of the Company Group, the Executive shall promptly make all disclosures, execute all instruments and papers, and perform all acts reasonably necessary to vest and confirm in the Company Group, fully and completely, all rights created or contemplated by this Section 5(b). Notwithstanding the foregoing, subject to Sections 5 through 7 hereof, Executive shall maintain ownership and use of his rolodex and other address books and the Company shall cooperate and reasonably assist Executive in the transfer to Executive of his personal files and contacts as well as any cell phone and mobile device numbers used by Executive if such numbers are registered in the Company’s name.
6.    Noncompetition. The Executive has entered into and is subject to a Non-Compete Agreement with the Company substantially in the form attached hereto as Exhibit C (the “Non-Compete Agreement”).
7.    Non-Solicitation and Non-Hire. The Executive has agreed and now confirms that for a period commencing on the Effective Date and ending 12 months following the End Date (the “Restricted Period”), other than in the good faith performance of his duties to the Company as chief executive officer, the Executive shall not, directly or indirectly: (a) interfere with or attempt to interfere with the relationship between any person who is, or was during the then-most recent 12-month period, an employee, officer, representative or agent of the Company Group, or solicit or induce or attempt to solicit or induce any of them to leave the employ of any member of the Company Group or violate the terms of their respective contracts, or any employment arrangements, with such entities; or (b) hire, recruit or attempt to hire any person who was employed by any member of the Company Group at any time during the then-most recent 12-month period; provided, that this clause (b) shall not apply to the recruitment or hiring of any individual whose employment with any member of the Company Group has been terminated for a period of six months or longer; or (c) induce or attempt to induce any customer, client, supplier, licensee or other business relation of any member of the Company Group to cease doing business with any member of the Company Group, or in any way interfere with the relationship between any member of the Company Group and any customer, client, supplier, licensee or other business relation of any member of the Company Group, provided the foregoing clause (c) shall not apply to consumers. Nothing in this Section 7 shall be violated by the Executive serving upon request as a reference, so long as he does not have a business relationship with the person to whom the reference is being given, and nothing in this Section 7 shall be violated by the Executive engaging in general advertising that is not specifically targeted at the persons referred to in clauses (a), (b) and (c) that have a relationship with a member of the Company Group. As used herein, the term “indirectly” shall include, without limitation, the Executive’s authorizing the use of the Executive’s name by any competitor of any member of the Company Group to induce or interfere with any employee or business relationship of any member of the Company Group.
8.    Certain Remedies.

(a)    Injunctive Relief. Without intending to limit the remedies available to either party hereto, including, but not limited to, those set forth in Section 12 hereof, each of the parties hereto agrees that a breach of any of the covenants contained in Sections 5, 6, 7 or 10 of this Agreement may result in material and irreparable injury to the other party for which there is no adequate remedy at law, that it shall not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, any non-breaching party shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the breaching party from engaging in activities prohibited by the covenants contained in Sections 5, 6, 7 or 10 of this Agreement or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement. Such injunctive relief in any court shall be available to the non-breaching party in lieu of, or prior to or pending determination in, any arbitration proceeding.
(b)    Extension of Restricted Period. In addition to the remedies the Company may seek and obtain pursuant to Section 12 hereof, the Restricted Period may, in the court’s discretion, be extended by any and all periods during which the Executive shall be found by a court possessing personal jurisdiction over him to have been in violation of the covenants contained in Sections 5 through 7 of this Agreement.
9.    Cooperation; Defense of Claims. The Executive agrees that, during the Term and thereafter, upon request from the Company, the Executive shall reasonably cooperate with the Company in connection with any matters the Executive worked on during his employment with the Company and any related transitional matters (including, without limitation, assisting in the search process for a new Chief Executive Officer to succeed the Executive and the transition of Executive’s duties and responsibilities to such new Chief Executive Officer). In addition, the Executive agrees to reasonably cooperate with the Company in the defense of any claims or actions that may be made by or against the Company Group arising out of or relating to matters in which the Executive was involved on or prior to the End Date, except if the Executive’s reasonable interests are adverse to the Company Group in such claim or action. Such cooperation shall include, but not be limited to, being reasonably available for conferences and interviews, cooperating with the Company and its affiliates in the defense of any claims or actions that are made and/or may be made by or against the Company or any of its affiliates arising out of or relating to matters in which the Executive was involved on or prior to the End Date, and, in general, providing the Company and its affiliates and their respective counsel with the full benefit of Executive's knowledge with respect to any such matter; provided, that, the Company agrees to promptly reimburse the Executive for all of the Executive’s reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply with the Executive’s obligations under this Section 9.
10.     Nondisparagement. Each of the Company and the Executive agrees during the Term hereof and for one year thereafter not to make, directly or indirectly (with the intent to damage the other), any derogatory, negative or disparaging public statement about the other party hereto (or, as applicable, any other member of the Company Group, any current or former officers, directors, or employees thereof). Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall prohibit or restrict the Executive or the Company from, truthfully and in good faith: (i) disclosing that the Executive is no longer employed by the Company; (ii) making any disclosure of information required by law; (iii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s designated legal, compliance or human resources officers; (iv) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization; or (v) making statements (in the case of the Executive) in the good faith performance of his duties to the Company.
11.    Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Executive shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.
12.    Arbitration. Any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with the Executive’s employment by the Company that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in New Jersey in accordance with the rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by the Executive, or if such two individuals cannot promptly agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association. Notwithstanding anything to the contrary contained herein, the arbitrator shall allow for discovery sufficient to adequately arbitrate any claims, including access to essential documents and witnesses. The award of the arbitrator with respect to such dispute or controversy shall be in writing with sufficient explanation to allow for such meaningful judicial review as is permitted by law, and that such decision shall be enforceable in any court of competent jurisdiction and shall be binding on the parties hereto. The remedies available in arbitration shall be identical to those allowed at law. The arbitrator shall be entitled to award to the prevailing party in any arbitration or judicial action under this Agreement reasonable attorneys’ fees and any costs of the arbitration payable by such party, consistent with applicable law, provided that no such award shall be made against the Executive unless the arbitrator finds the Executive’s positions in such arbitration or dispute to have been frivolous or taken in bad faith.
13.    Nonassignability; Binding Agreement.
(a)    By the Executive. This Agreement and any and all of the Executive’s rights, duties, obligations or interests hereunder shall not be assignable or delegable by the Executive.
(b)    By the Company. This Agreement and any and all of the Company’s rights, duties, obligations or interests hereunder shall not be assignable by the Company, except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Company’s assets and then only if the Company’s obligations hereunder are assumed by the assignee.
(c)    Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or permitted assigns of the Company, and the Executive’s heirs and the personal representatives of the Executive’s estate.
14.    Withholding. Any payments made or benefits provided to the Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.
15.    Excise Tax.
(a)    In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by the Company, any of the Company’s affiliates, one or more trusts established by the Company for the benefit of its employees, or any other person or entity, to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right, phantom equity awards or similar right, or the lapse or termination of any restriction on the vesting or exercisability of any of the foregoing) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code by reason of being “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment or payments (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.
(b)    Subject to the provisions of Section 15(a) hereof, all determinations required to be made under this Section 15, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm as may be designated by the Company, and reasonably satisfactory to the Executive (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the closing of the change in ownership or control of the Company, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 15, shall be paid by the Company to the Executive (or to the appropriate taxing authority on the Executive’s behalf) when due immediately prior to the date the Executive is required to make payment of any Excise Tax or other taxes. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall so indicate to the

Executive in writing. Any determination by the Accounting Firm shall be binding upon the Company and the Executive absent a contrary determination by the Internal Revenue Service or a court of competent jurisdiction; provided, however, that no such determination shall eliminate or reduce the Company’s obligation to provide any Gross-Up Payment that shall be due as a result of such contrary determination. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that the amount of the Gross-Up Payment determined by the Accounting Firm to be due to (or on behalf of) the Executive is lower than the amount actually due (“Underpayment”). In the event that the Company exhausts its remedies pursuant to Section 15(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred as promptly as possible and notify the Company and the Executive of such calculations, and any such Underpayment (including the Gross-Up Payment to the Executive) shall be promptly paid by the Company to or for the benefit of the Executive within five (5) business days after receipt of such determination and calculations.
(c)    The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of any Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall (i) give the Company any information which is in the Executive’s possession reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order to effectively contest such claim, and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 15(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, further, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall pay the amount of such claim to the Executive, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such payment or with respect to any imputed income with respect to such payment (including the applicable Gross-Up Payment); provided, further, that if the Executive is required to extend the statute of limitations to enable the Company to contest such claim, the Executive may limit this extension solely to such contested amount. The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. The reimbursement of expenses incurred by the Executive due to a tax contest or litigation addressing the existence or amount of an Excise Tax liability shall be reimbursed promptly, but in no event be made later than the end of the calendar year next following the calendar year in which the taxes that are subject of the contest or litigation are remitted to the taxing authority (or if no taxes are remitted as a result of such audit or litigation, the end of the calendar year next following the calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation). In addition, without extending the time of any obligation in this Section 15, any tax Gross-Up Payment shall be made no later than the end of the calendar year next following the calendar year in which the Executive remits the related tax.
(d)    If, after the receipt by the Executive of an amount paid by the Company pursuant to this Section 15, the Executive becomes entitled to receive any refund with respect to a Gross-Up Payment, the Executive shall promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto). Notwithstanding the foregoing, in the event that the obligation to refund any amount shall be a violation of the Sarbanes-Oxley Act of 2002, such obligation to refund shall be null and void.
(e)    To the extent that the applicable regulations under Code Section 280G permits a later recalculation by the Company, or requires a later recalculation, of whether the Payments are subject to the Excise Tax, the provisions of this Section 15 shall again be applied based upon such recalculation.
16.    Amendment; Waiver. This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
17.    Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of New Jersey applicable to contracts executed in and to be performed in that State.
18.    Survival of Certain Provisions. The rights and obligations set forth in Sections 3(c), 3(d), 4(a), 4(b), 4(c) and 4(d), Sections 5 through 12 and Section 15 hereof shall survive any termination or expiration of this Agreement.

19.    Entire Agreement; Supersedes Previous Agreements. This Agreement, together with the (i) Employee Confidentiality and Innovations Agreement, (ii) Non-Compete Agreement, (iii) Equity Awards, and (iv) Indemnification Agreement, dated as of July 29, 2008, between the Company and the Executive, each as amended from time to time, contains the entire agreement and understanding of the parties hereto with respect to the matters covered herein and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder. The parties hereto confirm that the First Amended and Restated Agreement and the Non-Compete Agreement, dated July 29, 2008, between the Executive and the Company are hereby terminated and are of no further force or effect.
20.    Counterparts. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.
21.    Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
22.    Notices. All notices or communications hereunder shall be in writing, addressed as follows:
To the Company:
23 Main Street
Holmdel, N.J. 07733
Attention: Chief Legal Officer

To the Executive:
Marc P. Lefar
At the last address on record with the Company
All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt, or (ii) if sent by electronic mail or facsimile, upon confirmation of receipt by the sender of such transmission, or (iii) if sent by courier or certified or registered U.S. mail, upon receipt.
23.    Severability. In the event that any court having jurisdiction shall determine that any restrictive covenant or other provision contained in this Agreement shall be unreasonable or unenforceable in any respect, then such covenant or other provision shall be deemed limited to the extent that such other court deems it reasonable or enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such covenant or other provision wholly unenforceable, the remaining covenants and other provisions of this Agreement shall nevertheless remain in full force and effect.

24.    Press Release. The Company shall consult with the Executive in good faith in connection with the preparation of press releases, investor relations communications and internal employee communications relating to the Executive’s termination of employment with the Company (collectively, the “Communications”) and shall provide to the Executive copies of all Communications for his review and comment within a reasonable time prior to the Company’s publication and/or distribution of such Communications.

25.    [Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its officer pursuant to the authority of its Board, and the Executive has executed this Agreement, as of the day and year first written above.
VONAGE HOLDINGS CORP.

By:    /s/ Michael A. Krupka
Name: Michael A. Krupka
Title: Lead Independent Director

AGREED AND ACCEPTED:

Marc P. Lefar
Marc P. Lefar

Date:    April 3, 2014

[Signature Page to Second Amended and Restated Employment Agreement]

Exhibit A
CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE
This CONFIDENTIAL SEPARATION AGREEMENT and GENERAL RELEASE (hereinafter referred to as this “Agreement”) is made and entered into by and between Marc P. Lefar (“Executive”) and Vonage Holdings Corp. (defined herein to include its affiliates, subsidiaries, predecessors and successors and hereinafter referred to as “Vonage” or the “Company”), effective as of [     ] (the “Effective Date”). Executive and Vonage are hereafter referred to as the “Parties.”
WHEREAS, Executive was employed by Vonage as its Chief Executive Officer;
WHEREAS, Executive and Vonage entered into an Employment Agreement, dated as of July 29, 2008, as amended and restated pursuant to that Amended and Restated Employment Agreement, dated November 5, 2009 and most recently amended and restated pursuant to that certain Second Amended and Restated Employment Agreement, dated as of April 3, 2014 (the “Employment Agreement”);
WHEREAS, [description of nature of termination];
WHEREAS, Vonage and Executive have read this Agreement and have had the opportunity to review it with their respective legal counsel; and
WHEREAS, Vonage and Executive desire to resolve any and all issues and claims between them, including without limitation Executive’s employment and his separation therefrom, as well as any and all issues and claims arising from or relating to the Employment Agreement, and to reach an amicable accord and settlement concerning their future relationship.
NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, it is agreed as follows:
1.Separation and Post-Employment Benefits. Executive ceased performing duties for Vonage on [     ] (the “Termination Date”), and Executive’s services on any and all boards of directors, boards of trustees and executive and/or management committees of Vonage of which he was a member ended on such date. The terms of Executive’s separation from Vonage are now being agreed to, as described herein.
2.    Salary. Executive agrees that Vonage has no obligation to make, and will not make, any additional salary payments to Executive that have not already been paid, except for any and all earned, accrued or owed amounts, but not yet paid, to which Executive is entitled up to and including the Termination Date, including any unpaid expense reimbursement or tax gross ups, any accrued but unused vacation and any other amounts or benefits required to be paid under the Employment Agreement or provided by law or under any plan, program, policy or practice of Vonage (“Other Accrued Compensation and Benefits”), payable in a lump sum within five (5) days after the revocation period described in Paragraph 18(d) below. Any further entitlement that Executive may have to compensation shall be governed by the terms of this Agreement.

1

3.    Non-Admission. It is specifically understood and agreed that this Agreement does not constitute and is not to be construed as an admission or evidence of (a) any violation by Vonage or Executive, of any federal, state or municipal law, statute or regulation, or principle of common law or equity, (b) the commission by Executive or Vonage of any other actionable wrong, or (c) any wrongdoing of any kind whatsoever on the part of Executive or Vonage, and shall not be offered, argued or used for that purpose.
4.    General Release.
(a) In exchange for the consideration provided in this Agreement, and as a material inducement for both Parties entering into this Agreement, Executive for himself, his heirs, executors, administrators, trustees, legal representatives, successors and assigns (hereinafter collectively referred to for purposes of this Paragraph 4 as “Executive”) hereby irrevocably and unconditionally waives, releases and forever discharges Vonage and its past, present and future affiliates and related entities, parent and subsidiary corporations, divisions, shareholders, predecessors, future officers, directors, trustees, fiduciaries, administrators, executives, agents, representatives, successors and assigns (hereinafter collectively referred to for purposes of this Paragraph 4 as “Vonage”) for any and all waivable claims, charges, demands, sums of money, actions, rights, promises, agreements, causes of action, obligations and liabilities of any kind or nature whatsoever, at law or in equity, whether known or unknown, existing or contingent, suspected or unsuspected, apparent or concealed, foreign or domestic (hereinafter collectively referred to as “claims”) which he has now or in the future may claim to have against Vonage based upon or arising out of any facts, acts, conduct, omissions, transactions, occurrences, contracts, claims, events, causes, matters or things of any conceivable kind or character existing or occurring or claimed to exist or to have occurred prior to the Effective Date in any way whatsoever relating to or arising out of Executive’s employment with Vonage. Such claims include, but are not limited to, claims arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.; the Equal Pay Act of 1963, 29 U.S.C. § 206(d); Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1681 et seq.; the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq.; any other federal, state or local statutory laws including, but not limited to, the New Jersey Law Against Discrimination, the Conscientious Employee Protection Act, the New Jersey Wage Payment Law, the New Jersey Family Leave Act, all as amended; the common law of the State of New Jersey; any claim under any local ordinance, including, but not limited to, any ordinance addressing fair employment practices; any common law claims, including but not limited to actions in tort, defamation and breach of contract; any claim or damage arising out of Executive’s employment with or separation from Vonage (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; and any and all claims for counsel fees and costs.
(b) To the fullest extent permitted by law, and subject to the provisions of Paragraphs 4(d) and 4(e) below, Executive represents and affirms that he has not filed or caused to be filed on his behalf any claim for relief against Vonage or any releasee and, to the best of his knowledge and belief, no outstanding claims for relief have been filed or asserted against Vonage or any releasee on his behalf.
(c) In waiving and releasing any and all waivable claims whether or not now known, Executive understands that this means that, if he later discovers facts different from or in addition to those facts currently known by him, or believed by him to be true, the waivers and releases of this Agreement will remain effective in all respects — despite such different or additional facts and his later discovery of such facts, even if he would not have agreed to this Agreement if he had prior knowledge of such facts.
(d) Nothing in this Paragraph, or elsewhere in this Agreement, prevents or prohibits Executive from filing a claim with a government agency, such as the U.S. Equal Employment Opportunity Commission, that is responsible for enforcing a law on behalf of the government. However, Executive understands that, because Executive is waiving and releasing, among other things, any and all claims for monetary damages and any other form of personal relief (per Paragraph 4(a) above), Executive may only seek and receive non-monetary forms of relief through any such claim.
(e) Nothing in this Paragraph, or elsewhere in this Agreement, is intended as, or shall be deemed or operate as, a release by Executive of his rights under the Parties’ Indemnification Agreement, dated as of July 29, 2008, as amended from time to time (the “Indemnification Agreement”), or any other rights to indemnification relating to his performance of services as an officer and/or director of Vonage, including but not limited to those rights to indemnification set forth in Vonage’s Certificate of Incorporation as in effect on the date hereof (the “Certificate of Incorporation”). Notwithstanding the foregoing, the provisions of this Paragraph 4(e) are intended as recitals only and are not intended to provide Executive with any additional contractual rights beyond those contained in the Indemnification Agreement or the Certificate of Incorporation. Furthermore, nothing herein shall affect Executive’s rights to Other Accrued Compensation and Benefits and Vested Equity in accordance with the terms of this Agreement or as provided in Section 6 hereof.
5.    Consideration and Post-Employment Benefits.
(a) Vonage, for and in consideration of the undertakings of Executive set forth herein and pursuant to Paragraph 4(b)(i) of the Employment Agreement, and intending to be legally bound, and provided that Executive does not revoke this Agreement pursuant to Paragraph 18(d) below, agrees that the Executive shall be entitled to the following, subject to Section 4(d) of the Employment Agreement: (1) Base Salary for the remainder of the period through December 31, 2014, which amount shall be payable in lump sum 60 days following the Termination Date; (2) the 2014 Bonus (as defined in Section 3(d) of the Employment Agreement), if any, which amount shall be payable in 2015 prior to March 15th; (3) the December RSUs (as defined in Section 3(c) of the Employment Agreement) shall vest 60 days following the Termination Date, if and to the extent the December RSUs have not yet vested as of the Termination Date; (4) access to (x) the Executive’s executive assistant as of the Termination Date (or a substitute assistant with reasonable experience) on at least a half-time basis and (y) a full-time office located at the Company’s offices in Atlanta, Georgia for 120 days following the Termination Date; and (5) continued entitlement to the housing benefits set forth in Section 3(h) of the Employment Agreement with respect to costs incurred during the 30 day period following the Termination Date, which amounts shall be paid or reimbursed 60 days following the Termination Date. All payments are subject to applicable tax withholding. Executive shall be solely responsible for all taxes on the payments under this Agreement. Additionally, subject to the Executive’s timely election of COBRA continuation coverage, (A) Vonage shall pay the Executive on a monthly basis the group medical, dental and vision continuation coverage premiums for the Executive and his dependents under COBRA in excess of the amount the Executive would have paid if he were an active employee for the COBRA continuation coverage period, provided that the Executive or his dependents are eligible and remain eligible for COBRA coverage; and (B) Executive and, to the extent applicable, his eligible dependents shall be entitled to continued participation in the medical, dental, and vision insurance plans of Vonage as in effect from time to time for a period commencing on the 18 month anniversary of the Termination Date and ending on the 36 month anniversary of the Termination Date, so long as the Executive pays to Vonage, at such time or times as COBRA premiums would ordinarily be due, an amount equal to the fair market value (as reasonably determined by Vonage) of the cost of coverage applicable to the Executive and, to the extent applicable, his eligible dependents under Vonage’s medical, dental and vision plans; provided, however, that the Company may elect to provide any of the benefits coverages described above under a separate insurance policy offering substantially comparable benefits. Notwithstanding anything to the contrary herein, in the event that the Executive receives group health coverage from another employer of him (in which event the Executive shall promptly notify the Company in writing), such continuation of coverage by Vonage hereunder shall immediately cease. For purposes of this Agreement, “COBRA” shall mean the requirements of (1) Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended, and (2) Section 4980B of the Internal Revenue Code of 1986, as amended.
(b) Notwithstanding anything to the contrary herein, if Executive materially breaches the provisions of (i) Vonage’s Employee Confidentiality and Innovations Agreement, dated as of July 29, 2008 (the “Confidentiality Agreement”), (ii) the Non-Compete Agreement, dated as of April 3, 2014 (the “Non-Compete Agreement”), or (iii) Section 5 or 7 of the Employment Agreement, Executive shall not be eligible, as of the date of such material breach, for the payments and benefits described in Paragraph 5(a) above, and any and all obligations and agreements of Vonage with respect to such payments shall thereupon cease (and Vonage shall be entitled to recoup any and all such payments and benefits previously paid or awarded to Executive), provided, however, that no event or condition described in the Confidentiality Agreement, Non-Compete Agreement, or Section 5 or 7 of the Employment Agreement shall constitute a breach unless (x) Vonage first gives Executive written notice of its intention to terminate his payments and benefits described in Paragraph 5(a) above and the grounds for such loss of eligibility for payments and benefits, and (y) such grounds for termination of payments and benefits (if susceptible to correction) are not corrected by Executive within 30 days of his receipt of such notice (or, in the event that such grounds cannot be corrected within such 30-day period, Executive has not taken all reasonable steps within such 30-day period to correct such grounds as promptly as practicable thereafter).

(c) In accordance with the provisions of Section 3(c) of the Employment Agreement, the Parties’ Nonqualified Stock Option Agreements dated as of July 29, 2008, September 1, 2009, December 1, 2009, April 1, 2010, April 1, 2011, April 2, 2012, and April 1, 2013 (collectively, the “Option Awards”), and the Parties’ Restricted Stock Unit Agreements dated as of April 1, 2011, April 2, 2012, December 11, 2012, and April 1, 2013 (collectively, the “RSU Awards” and, together with the Option Awards, the “Equity Awards”), the Parties agree that [describe Executive’s equity] are vested (including, without limitation, any accelerated vesting in respect of the December RSUs) with respect to [     ] shares of Vonage’s Common Stock (the “Vested Equity”), and that any options underlying such Vested Equity are immediately exercisable and shall remain exercisable for 360 days following the Termination Date, but in no event after the tenth anniversary of the original grant date of such Vested Equity. Other than the Vested Equity, all equity awarded by Vonage to Executive has terminated and is of no further force or effect.
6.    Prior Agreements. This Agreement supersedes all prior agreements entered into by Vonage and Executive, except for the following: (1) Sections 3(c), 3(d), and 4(d), Sections 5 through 12 and Section 15 of the Employment Agreement, which terms survive the termination of the Employment Agreement pursuant to Section 18 thereof, (2) the Parties’ Non-Compete Agreement dated as of April 3, 2014, (3) the Confidentiality Agreement, (4) the Equity Agreements and (5) the Indemnification Agreement. [List other appropriate agreements between Vonage and Executive.]
7.    Resignation from Directorships and Officerships. Pursuant to Paragraph 4(f) of the Employment Agreement, Executive affirms that the Employment Agreement constitutes written notice of resignation effective as of the Termination Date and constitutes his immediate resignation from (i) any director, officer or employee position that Executive has with Vonage, and (ii) all fiduciary positions (including as a trustee) Executive holds with respect to any employee benefit plans or trusts established by Vonage.
8.    Confidentiality of Agreement. Executive agrees to keep secret and strictly confidential the terms of this Agreement (except to the extent this Agreement is publicly filed) and further represents and warrants that he will not disclose, make known, discuss or relay any information concerning this Agreement, or any of the discussions leading up to this Agreement, to anyone (other than members of his immediate family, accountants or attorneys who have first agreed to keep said information confidential and to not disclose it to others), and that he has not done so. The foregoing shall not prohibit or restrict such disclosure as required by law or in connection with Vonage’s filings with the Securities and Exchange Commission or any other governmental or regulatory body or as may be necessary for the prosecution or defense of claims relating to the performance or enforcement of this Agreement or prohibit or restrict Executive (or Executive’s attorney) or Vonage from responding to any such inquiry about this settlement or its underlying facts and circumstances by the Securities and Exchange Commission, the New York Stock Exchange, any other self-regulatory organization, or in response to a duly served and effective subpoena or discovery request in the course of any litigation. Prior to making any disclosure other than to his immediate family, accountants or attorneys, Executive shall provide Vonage with as much notice as practicable that he has been requested or compelled to make disclosure and shall cooperate with Vonage to maintain the confidentiality of this Agreement to the fullest extent possible.
9.    Return of Property and Documents. Executive represents and warrants that he has returned, or will immediately return, to Vonage all Vonage property (including, without limitation, any and all computers, mobile devices (e.g., iPhone, iPad, etc.), identification cards, card key passes, corporate credit cards, corporate phone cards, files, memoranda, keys and software) in Executive’s possession and that he has not, and will not, retain any duplicates or reproductions of such items. Executive further represents and warrants that he has delivered to Vonage all copies of any Confidential Information (as defined in the Confidentiality Agreement) in his possession or control and has destroyed all copies of any analyses, compilations, studies or other documents in his possession that contain any Confidential Information. Notwithstanding the foregoing, subject to Sections 5 through 7 of the Employment Agreement, Executive shall maintain ownership and use of his rolodex and other address books and Vonage agrees to cooperate and reasonably assist Executive in the transfer to Executive of his personal files and contacts as well as any cell phone and mobile device numbers used by Executive if such numbers are registered in Vonage’s name.
10.    Notices. All notices, requests, demands and other communications hereunder to Vonage shall be in writing and shall be delivered, either by hand, by facsimile, by overnight courier or by certified mail, return receipt requested, duly addressed as indicated below or to such changed address as Vonage may subsequently designate:
Vonage Holdings Corp.
23 Main Street
Holmdel, New Jersey 07733
Attention: Office of Chief Legal Officer
Any such notice, request, demand or other communication to Vonage delivered in the manner specified above shall be deemed duly given only upon receipt by Vonage.
All notices, requests, demands and other communications hereunder to Executive shall be in writing and shall be delivered, either by hand, by facsimile, by overnight courier, or by certified mail, return receipt requested, duly addressed as indicated below or to such changed address as Executive may subsequently designate:
Marc P. Lefar
at the last address on record with Vonage
Any such notice, request, demand or other communication to Executive delivered in the manner specified above shall be deemed duly given only upon receipt by Executive.
11.    Severability. If, at any time after the Effective Date, any provision of this Agreement shall be held by any court of competent jurisdiction or arbitrator to be illegal, void or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision, however, shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement, provided, however, that upon finding that Paragraph 4(a) is illegal and/or unenforceable, Vonage shall be released from any obligation to make any payment pursuant to Paragraph 5 of this Agreement, and Executive shall repay to Vonage any and all amounts already received pursuant to Paragraph 5.
12.    Choice of Law; Arbitration. The terms of this Agreement and all rights and obligations of the Parties, including its enforcement, shall be interpreted and governed by the laws of the State of New Jersey, without regard to conflicts of law principles. Pursuant to Section 12 of the Employment Agreement, which is incorporated by operation thereof and reference herein, any disputes arising out of this Agreement and which are mandatorily arbitrable shall be settled exclusively by arbitration before the American Arbitration Association at a location in New Jersey.
13.    Injunctive Relief. Notwithstanding the limited agreement to arbitrate set forth in Paragraph 12 of this Agreement, any claim alleging breach of the non-disparagement obligations under Section 10 of the Employment Agreement or alleging breach of Paragraph 8 of this Agreement may be brought in any federal or state court of competent jurisdiction in the State of New Jersey, where the parties consent to jurisdiction and agree not to argue that it is an inconvenient forum for resolution of the claim. A material breach of Section 10 of the Employment Agreement or Paragraph 8 of this Agreement shall be considered to be irreparable harm, where no adequate remedy at law would be available in respect thereof. The Parties agree that neither Party will have any obligation to post a bond to obtain said injunctive relief.
14.    Modification of Agreement. No provision of this Agreement may be modified, altered, waived or discharged unless such modification, alteration, waiver or discharge is agreed to in writing and signed by the Parties hereto. No waiver by either Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
15.    Withholding. Vonage may withhold from amounts payable or benefits provided under this Agreement any and all federal, state and local taxes that are required to be withheld and reported by any applicable laws and regulations. Vonage may also withhold and report any amounts necessary pursuant to the benefit plans, policies or arrangements of Vonage or otherwise, in accordance with any applicable Vonage policies, laws and/or regulations.
16.    Entire Agreement; Headings. Other than as set forth in Paragraph 6 hereof, this Agreement sets forth the entire agreement between the Parties hereto and any and all prior and contemporaneous agreements, discussions or understandings between the Parties pertaining to the subject matter hereof, including relating to severance payments or compensation, have been and are merged into and superseded by this Agreement. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
17.    Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

18.    EXECUTIVE ACKNOWLEDGES AND WARRANTS THAT:
(a) he has read the terms of this Agreement and that he understands its terms and effects, including the fact that he has agreed to release and forever discharge Vonage or any releasee from any legal action arising out of his employment relationship with Vonage, the terms and conditions of that employment relationship, and the termination of that employment relationship;
(b) he has signed this Agreement voluntarily and knowingly in exchange for the consideration described and referenced herein, which he acknowledges as adequate and satisfactory to him;
(c) he has been informed that he has the right to consider this Agreement for a period of twenty-one (21) days from receipt prior to entering into this Agreement and he has signed on the date indicated below after concluding that this Agreement is satisfactory;
(d) he has been informed that he has the right to revoke this Agreement for a period of seven (7) days following his execution of this Agreement by giving written notice to Vonage to the attention of Office of Chief Legal Officer, Vonage Holdings Corp., 23 Main Street, Holmdel, New Jersey 07733. This Agreement shall not be effective or enforceable until Executive’s right to revoke this Agreement has lapsed;
(e) he has been and is hereby advised in writing by Vonage to consult with an attorney prior to signing this Agreement and he has consulted with his attorney and fully discussed and reviewed the terms of this Agreement with his attorney;
(f) neither Vonage, nor any of its agents, representatives or attorneys have made any representations to Executive concerning the terms or effects of this Agreement other than those contained and referenced herein; and
(g) this Agreement shall be governed, interpreted and enforced by and under the laws of the State of New Jersey, without regard to choice of law principles.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its officer pursuant to the authority of its Board, and the Executive has executed this Agreement, as of the day and year set forth below.

VONAGE HOLDINGS CORP.

By:                        By:
Marc P. Lefar

Dated:                        Dated:

[Signature Page to Confidential Separation Agreement and General Release]

Exhibit B
Employee Confidentiality and Innovations Agreement
In consideration of my employment with Vonage Holdings Corp. (“Vonage”) (if such employment has not yet commenced) or my continued employment with Vonage, as the case may be, I agree to be bound by the terms of this Employee Confidentiality and Innovations Agreement (this “Agreement.”). I understand that as a result of my employment with Vonage (“Employment”), I may have access to information of a confidential nature about Vonage’s business, through the delivery of documents and permitted visits to Vonage’s premises. I understand that Vonage needs to maintain the confidentiality of that information, and I agree, as set forth below, to treat such information confidentially.
In addition, I understand and agree that if I develop Innovations (as defined in this Agreement) as a result of or in connection with my Employment, Vonage will have rights in those Innovations as set forth in this Agreement.
Terms of Agreement
A.Confidential Information
1.    “Confidential Information” means all information, whether written or oral, tangible or intangible, and including trade secrets and data of whatever nature, disclosed by Vonage or any of its representatives or agents, whether before or after the date of this Agreement, or which may otherwise be made available or become known to me, which is either expressly designated by Vonage as being confidential or is disclosed under circumstances that should reasonably indicate to me that the disclosed information ought to be treated as confidential. “Confidential Information” shall not include information which

(i)	becomes or has been generally available to the public other than as a result of disclosure by me in violation of this Agreement,

(ii)
was in my possession from a third-party source prior to its disclosure by Vonage or its representatives, (iii) becomes available to myself from a third-party source other than Vonage or its representatives, or

(iii)	is independently developed by myself without use of any of the Confidential Information. The burden of establishing the availability of the foregoing exceptions shall be on myself;
provided, however, that in (ii) and (iii) above the third-party source obtained the information without violation of the rights of Vonage and all restrictions on use or disclosure of such information from that third-party source are observed by myself.

1

2.    I agree to use Confidential Information only for purposes directly related to my Employment. Without prior written consent of Vonage, I agree not to disclose any Confidential Information in any manner whatsoever, in whole or in part.
3.    If I am requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose Confidential Information supplied to it, I shall promptly notify Vonage of such request(s). If, in the opinion of my legal counsel, I am compelled to disclose Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, I may do so without liability under this Agreement, provided I make reasonable efforts to have my disclosure limited to the narrowest scope practicable under the circumstances, including cooperation in any request for a protective order and seeking to have any proceedings held in camera, with a sealed record.
4.    Upon termination of my Employment for any reason, I shall, upon request, promptly deliver to Vonage all copies of any Confidential Information in my possession or control and shall destroy all copies of any analyses, compilations, studies or other documents in my possession that contain any Confidential Information.
B.    Innovations
1.    “Innovations” means discoveries, developments, concepts and ideas, whether or not protectable under law, relating to Vonage’s present and prospective business activities, the name and extent of those business activities being known to me by reason of my Employment, such as (but not limited to) inventions, know-how, discoveries, improvements, original works of authorship, designs, software, source code, object code, programs, formulas, processes, developments, trade secrets, trademarks, copyrights, service marks, logos and related proprietary information and materials, whether patentable, copyrightable, subject to trademark registration, or not, and all drafts, proposals, sketches, revisions and demonstration and “beta” versions thereof, written, created, developed or produced or to be written, created, developed or produced.
2.    In consideration of my Employment, I acknowledge and agree that all Innovations created by me (either working alone or as part of a group)

(i)	during the term of my Employment, and

(ii)
within six months after the end of the term if they (a) were made using equipment, supplies, facilities or trade secret information of Vonage, or (b) were developed at least in part on Vonage’s time, or (c) relate either to Vonage’s present or prospective business activities known to me when the Innovation was conceived, or (d) result from any work that I perform in the course of my employment, shall be the property of Vonage, free of any reserved or other rights of any kind on my part.

To achieve that result:

(i)
I hereby permanently, irrevocably, exclusively and absolutely assign to Vonage all right, title and interest in and to all Innovations and all right, title and interest in and to all patents, domain names, trade secrets, trademarks and other intellectual property derived therefrom, effective when each Innovation first becomes capable of being so assigned, transferred or vested;

(ii)	I agree to deliver all Innovations to Vonage no later than the end of the term of my Employment, unless Vonage requests otherwise;

(iii)
As to any Innovation that is a copyrightable work, I agree that such Innovation constitutes and shall constitute a work made-for-hire as defined in the United States Copyright Act of 1976; that Vonage is and shall be the author of said work made-for hire and the owner of all rights in and to such Innovation throughout the universe, in perpetuity and in all languages, for all now known or hereafter existing uses, media and forms, including, without limitation, the copyrights therein and thereto throughout the universe for the initial term and any and all extensions and renewals thereof; and that Vonage shall have the right to make such changes therein and such uses thereof as it may deem necessary or desirable. To the extent that such copyrightable Innovation is not recognized as a work-made-for- hire, I hereby permanently, irrevocably, exclusively and absolutely assign, transfer and convey to Vonage, without reservation, all of my right, title and interest throughout the universe in perpetuity in such Innovation, including, without limitation, all rights of copyright and copyright renewal in such Innovation or any part thereof; and

(iv)
I hereby waive all rights of “droit moral” or “moral rights of authors” or any similar rights or principles of law which I may now or later have in the Innovations. I warrant and represent that I have the right to execute this certificate, that each Innovation is and shall be new and original with me and not an imitation or copy of any other material, and that to the best of my knowledge, each of the Innovations does not and shall not violate or infringe upon any common law or statutory right of any party including, without limitation, contractual rights, copyrights, trademarks, patents, service marks and rights of privacy, publicity, or any other right of any person or entity and is not the subject of any litigation or claim that might give rise to litigation.

3.    I agree to execute such further documents and do such other act as may be reasonably required by Vonage or its successors, licensees, or assignees to evidence or effectuate Vonage’s rights under this Agreement. Vonage’s rights in the Innovations may be assigned, licensed, or otherwise transferred.

4.    I hereby irrevocably constitute and appoint Vonage with full power of substitution, to be my true and lawful attorney to execute, acknowledge, swear and file all instruments and documents, and to take any action which shall be deemed necessary, appropriate or desirable to perfect its rights in any Innovation created by me (working alone or as part of a group). This appointment shall be deemed to be coupled with an interest and shall be irrevocable and survive my death, disability or bankruptcy.
5.    Except as the context otherwise requires, “Vonage” also includes all Affiliates of Vonage. “Affiliate” means any person that directly or indirectly, controls, is controlled by, or is under common control with Vonage.
6.    This Agreement shall be construed under and governed by the laws of the State of New Jersey applicable to contracts executed and wholly performed in that state. This Agreement constitutes the entire agreement of the parties with respect to its subject matter and may not be amended or modified except by a written instrument executed by each of the patties. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
7.    This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which shall constitute one and the same instrument. This Agreement shall become effective when signed by each of the parties on any counterpart, whether or not all of the parties have signed any one counterpart.
Execution
MY SIGNATURE BELOW SIGNIFIES THAT I HAVE COMPLETELY READ, AND FULLY UNDERSTAND AND AGREE TO THIS CONFIDENTIALITY AND INVENTIONS AGREEMENT.

Applicant Print Name	Home Address of Applicant
Signature of Applicant	Date
Vonage Signature	Date

Exhibit C
NON-COMPETE AGREEMENT
AGREEMENT, dated this 3rd day of April, 2014, by and between Vonage Holdings Corp. and its subsidiaries, a Delaware corporation with principal executive offices at 23 Main Street, Holmdel, New Jersey 07733 (“Vonage”), and Marc P. Lefar (“Employee”).
In consideration of Employee’s employment with Vonage or continued employment with Vonage, as the case may be, Employee agrees to be bound by the terms of this Non-Compete Agreement (“Agreement”) as follows:

1.
Restriction on Competition. During the period of Employee’s employment with Vonage and for a period of twelve (12) months thereafter, Employee shall not directly or indirectly, own, manage, operate, control, be employed by or render services (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) to (i) any of the companies, or where indicated, only the lines of business, set forth on the attached Schedule 1, or (ii) the portion of any entity that sells and/or markets consumer and/or business voice services over a fixed broadband connection, (each, a “Competitive Entity”) anywhere within the “Territory,” that term meaning within the United States and Canada in those States and provinces (or States and provinces contiguous thereto) in which Vonage conducts or is substantially prepared to conduct its business on the date of Employee’s employment termination. Nothing contained in this Section 1 shall be deemed to prohibit Employee from (x) being employed by or rendering services as a consultant to a wireless services company in connection with the marketing and/or offering of wireless/cellular-based voice, data or entertainment services, except that Employee will not advise or assist such wireless services company with implementing technology-based strategies designed to directly disrupt or interfere with the provision or offering of “over-the-top” applications whose primary functionality is voice, video or messaging, or (y) acquiring or holding, solely for investment, publicly traded securities of a Competitive Entity, provided such securities do not, in the aggregate, constitute more than five percent (5%) of any class or series of outstanding securities of such Competitive Entity.

2.
Specific Remedies. If Employee commits a breach of any of the provisions of Section 1, Vonage shall have the right to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach will cause irreparable injury to Vonage and that money damages will not provide an adequate remedy.

3.
Independence, Severability and Non-Exclusivity. The right enumerated in Section 2 shall be in addition to and not in lieu of any other rights and remedies available to Vonage at law or in equity. If any of the covenants contained in Section 1 (“Covenants”) or any part of any of them, is found by a court of competent jurisdiction to be invalid or unenforceable, this shall not affect the remainder, or rights or remedies under this

Agreement, which shall be given full effect without regard to the invalid portions. The parties intend to and do hereby confer jurisdiction on courts located within the geographical scope of the Covenants. If any of the Covenants is held to be invalid or unenforceable because of the duration or geographical area, the parties agree that the court making such determination shall have the power to reduce the duration and/or area and, in its reduced form, such Covenant shall then be enforceable. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect Vonage’s right to the relief provided in Section 2 or otherwise in the courts of any other jurisdiction within the geographical scope of the Covenants.

4.	Successors; Binding Agreement. This Agreement and all obligations of Employee hereunder shall inure to the benefit of, and be enforceable by, Vonage and Vonage’s successors in interest.

5.
Entire Agreement. This Agreement constitutes the entire understanding between the parties hereto relating to its subject matter hereof, and supersedes all prior negotiations, discussions, preliminary agreements and agreements relating to that subject matter.

6.	Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey (without giving effect to conflicts of law provisions).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year set forth above.
Vonage Holdings Corp.    AGREED AND ACCEPTED:

By:	Employee Signature
Name:	Date
Title: